Exhibit 21
SUBSIDIARIES OF SWIFT TRANSPORTATION COMPANY1
Interstate Equipment Leasing, LLC, a Delaware limited liability company
Swift Transportation Co., LLC, a Delaware limited liability company
Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company
Red Rock Risk Retention Group, Inc., an Arizona corporation2
M.S. Carriers, LLC, a Delaware limited liability company
Estrella Distributing , LLC, a Delaware limited liability company
Swift Intermodal, LLC, a Delaware limited liability company
Swift Transportation Co. of Virginia, LLC, a Delaware limited liability company
Common Market Equipment Co., LLC, a Delaware limited liability company
Swift Leasing Co., LLC, a Delaware limited liability company
Sparks Finance LLC, a Delaware limited liability company
Swift Academy LLC, a Delaware limited liability company
Mohave Transportation Insurance Company, an Arizona corporation
Swift Services Holdings, Inc., a Delaware corporation
Swift Transportation Services, LLC, a Delaware limited liability company
Trans-Mex, Inc. S.A. de C.V., a Mexican corporation
Swift Logistics, S.A. de C.V., a Mexican corporation
Swift International S.A. de C.V., a Mexican corporation
TMX Administración, S.A. de C.V., a Mexican corporation
Swift Receivables Company II, LLC, a Delaware limited liability company

[1]	All subsidiaries are directly or indirectly wholly-owned by Swift Transportation Company. Each subsidiary is directly owned by the entity under which it is listed, unless otherwise noted.

[2]	Red Rock Risk Retention Group, Inc. is 80% owned by Swift Transportation Company and 19% owned by M.S. Carriers, LLC.